[EXHIBIT 3.1 -- Articles of Incorporation]

                     ARTICLES OF INCORPORATION

                              OF

                      PEGASUS AIR GROUP, INC.



     The Incorporator, Robert C. Harris, who is the herein undersigned, for the purpose of forming a corporation under the Laws of the State of Nevada, presently adopts the following Articles of Incorporation; and so certifies that:

                            Article I
                            ---------

     The Corporation name is Pegasus Air Group, Inc.

                            Article II
                            ----------

          The designated Resident Agent for the Corporation is Robert C. Harris of Nevada's Best Incorporators at 530 E. Patriot Blvd., Bldg. "T", Ste. 366, Reno, Nevada 89511. Robert C. Harris has the mailing address of P. O. Box 9793, Reno, Nevada 89507.

                            Article III
                            -----------

          The total number of shares of all classes of stock which the Corporation shall have the authority to issue is sixty million (60,000,000) shares, of which: fifty million (50,000,000) shares, par value of one-tenth of one cent ($0.001) per share, shall be of a class designated "Common Stock" and ten-million (10,000,000) shares, par value of one-tenth of one cent ($0.001) per share, shall be of a class designated "Preferred Stock". The express terms and provisions of the shares of each class of stock are as follows:


                              COMMON STOCK
                              ------------
     Noncumulative, Common Stock, at a par value of one-tenth of one cent ($0.001) per share

          (1) Dividends.     Subject to all of the rights of the other classes
of stock, the holders of Common Stock of the Corporation ("Common Stock") shall be entitled to receive, when, and if declared by the Board of Directors of the Corporation ("Board of Directors"), out of funds legally available therefore, dividends payable in cash, stock or otherwise;
          (2) Voting Rights. Each share of Common Stock has one (1) vote on each matter on which the share is entitled to vote. Shareholders may not cumulate their votes for any voting matter;
          (3) Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of any issued and outstanding classes of Preferred Stock have been paid in full for the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of any issued and outstanding classes of Preferred Stock;
          (4) Preemptive Rights. No shareholder of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Board of Directors; and
          (4) Other Rights. The holders of shares of Common Stock shall have any other rights as are established by the Board of Directors and provided for by law.

                            PREFERRED STOCK
                            ---------------

     1. The Board of Directors is authorized, subject to applicable law and the provisions of this Article III, to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
     (a) the distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;
     (b) the dividend rate or rates on the shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;
(c) the voting powers, full or limited, if any, of shares of such series, and under what conditions, if any, the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a class for the election of one or more directors of the Corporation in case of dividend arrearages or other specified events or upon other matters;
     (d) whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including, but not limited to, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;
     (e) the rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates;
     (f) whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series, including, but not limited to, the price or prices at which the shares may be purchased or redeemed, or to other corporate purposes and the terms and provisions relative to the operation thereof;
     (g) whether the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;
     (h) whether the issuance of additional shares of Preferred Stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series;
     (i) the right of the shares of such series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation; and
     (j) any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with applicable law or the provisions of these Articles of Incorporation, as amended from time to time.
          2. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding until the Corporation elects to retire them, shares which are held as treasury shares, including shares redeemed, shares purchased and retired and shares which have been converted) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as a part of another series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock.
     3. The holders of Preferred Stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for in the resolution or resolutions providing for the issuance thereof adopted by the
     Board of Directors.

     Issuance of the classes of Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of any class of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation. In such amounts, to such persons, corporations, or entities, for such consideration as the Board of Directors in its sole discretion may determine and without any vote or other action by the stockholders except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred Stock (collectively "Securities"). The Securities must be issued for consideration of money, property, and/or services as the Board of Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued.

                               Article IV
                               ----------

     The initiating officers of the Corporation are to be known as the First Board of Directors. The quantity of directors may at anytime be enlarged or curtailed in such a way as stated in the bylaws of the Corporation. However, the number of Directors shall not exceed seven (7) nor shall be reduced in number to less than one (1).
     The identity and address of the First Board of Directors, which is three
(3) in total is as follows:

     Director's Name               Address
     ---------------               -------

Victoria Z. Carlton          3450 Palencia Dr., #2203
                             Tampa, FL  33623

Eric R. Boyer                504 Beebe Ct.
                             Frederick, MD  21703

Andrew L .Jones              2708 Fairmount St.
                             Dallas, TX  75201

                                Article V
                                ---------
          The general purposes for which the Corporation is formed and organized is the transaction of any and all lawful business for which a corporation may be incorporated under the Nevada General Corporation Law.

                                 Article VI
                                 ----------
     The Corporation is to have a perpetual existence. Where the business takes place, and where the corporate records are, may be sustained anywhere within or without the United States.

     INDEMNIFICATION: Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of the Corporation or is or was serving at the request of the Corporation as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans whether the basis of such proceeding is alleged action in an official capacity as an officer or director or in any other capacity while serving as an officer or director shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     The undersigned, being the original incorporator herein named, for the purpose of forming a corporation to do business both within and without the State of Nevada, and in pursuance of the general corporation law of the State of Nevada, does make and file this certificate, hereby declaring and certifying that the facts herein are true, and accordingly have hereunto set my hand this 5th day of December, 2003.


                                          /s/ Robert C. Harris
                                          --------------------
                                          Robert C. Harris
                                          3100 Mill Street, Suite 102
                                          Reno, Nevada  89502

Robert C. Harris has the mailing address of:
P. O. Box 9793, Reno, NV  89507